UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 23, 2010

WEBMEDIABRANDS INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-26393	06-1542480
(Commission File Number)	(IRS Employer ID Number)

50 Washington Street, Suite 912, Norwalk, Connecticut 06854
(Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code (203) 662-2800

__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 23, 2010, WebMediaBrands Inc., a Delaware corporation (“WebMediaBrands”), and Getty Images, Inc., a Delaware corporation (“Getty Images”), entered into a Settlement and Release Agreement (the “Settlement Agreement”) in connection with the Stock Purchase Agreement dated October 22, 2008 (the “Purchase Agreement”), pursuant to which WebMediaBrands sold to Getty Images all of the issued and outstanding capital stock of Jupiterimages Corporation on February 23, 2009.  In connection with the sale of Jupiterimages, WebMediaBrands and Getty Images deposited $2 million of the purchase price into an escrow account to provide a partial fund in the event of indemnification claims under the Purchase Agreement.

Under the Settlement Agreement, the parties agreed to release to Getty Images the $2 million escrow amount in full and complete satisfaction of all claims, known or unknown and whether or not previously raised by Getty Images, that are related to the Purchase Price Adjustment (as defined in the Purchase Agreement) and claims related to certain long-term Tax Liabilities (as defined in the Purchase Agreement).  The parties agreed to distribute to WebMediaBrands all amounts earned on the escrowed funds since February 23, 2009.  Additionally, each party agreed to release and discharge the other party from all claims related to the Purchase Price Adjustment and certain long-term Tax Liabilities.

This summary description is qualified in its entirety by the Settlement and Release Agreement, which is filed as Exhibit 10.31 to this Current Report on Form 8-K.  The Purchase Agreement was previously filed as Exhibit 2.1 to WebMediaBrands’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 2008.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.31	Settlement Agreement and Release Agreement by and between Getty Images, Inc., andWebMediaBrands Inc., dated March 23, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBMEDIABRANDS INC.

Date: March 23, 2010	By:	/s/ Donald J. O'Neill
Donald J. O’Neill
Vice President and Chief Financial Officer